Exhibit 99.1

   Atrion Corporation Reports Fourth Quarter and Full Year Results;
                Diluted EPS from continuing operations
           were up 19% for the quarter and 22% for the year

    ALLEN, Texas--(BUSINESS WIRE)--Feb. 12, 2004--Atrion Corporation (Nasdaq:ATRI) announced today higher revenues and earnings per share from continuing operations for the year ended December 31, 2003. Revenues for the full year of 2003 increased 5% to $62,803,000 from $59,533,000 in 2002. Income from continuing operations in 2003 of $2.66 per diluted share was 22% higher than the 2002 results of $2.18 per diluted share. The 2003 results are subject to completion of the Company's audit by its independent auditors.
    Commenting on the Company's 2003 results, Emile A. Battat, Chairman, said "For the year, I am pleased that we again exceeded our target for growth in diluted earnings per share from continuing operations. Our cash flow was very strong, allowing us to initiate the payment of dividends, repurchase stock, and invest in new equipment, while at the same time reducing our outstanding debt by $6 million."
    For the year 2003, net income totaled $2.75 per diluted share compared with $1.39 per diluted share in 2002. Both years included a gain from discontinued operations of $.09 per share. The 2002 net income amount also included a charge for impairment of goodwill of $.88 per diluted share.
    Atrion's revenues for the fourth quarter of 2003 were $14,790,000 compared with $15,271,000 in the same period in 2002, representing a 3% decline. On a per diluted share basis, income from continuing operations for the 2003 period increased 19% to $.68 from $.57 in the fourth quarter of 2002.
    Commenting on the results for the quarter, Mr. Battat stated "When comparing fourth quarter 2003 sales with sales in the fourth quarter of 2002, it should be noted that the fourth quarter of 2002 was an exceptionally strong period for us. In addition, freight charges, which are included in the sales amounts for both periods but do not contribute to profitability, were substantially higher in the 2002 period than in the comparable 2003 period. Adjusted for this difference, sales in the fourth quarter of 2003 would have shown a slight increase over the prior-year period. With emphasis on higher margin products, we were able to increase operating income for the 2003 quarter by 14% over that of the prior year."
    Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.



                          ATRION CORPORATION
              UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)

                                     Three Months     Twelve Months
                                         Ended             Ended
                                     December 31,      December 31,
                                   ----------------- -----------------
                                      2003     2002     2003     2002
                                   -------- -------- -------- --------
Revenues                           $14,790  $15,271  $62,803  $59,533
Cost of goods sold                   9,550   10,532   40,564   39,236
                                   -------- -------- -------- --------
Gross profit                         5,240    4,739   22,239   20,297
Operating expenses                   3,601    3,297   15,316   14,515
                                   -------- -------- -------- --------
Operating income                     1,639    1,442    6,923    5,782

Interest expense, net                  (21)     (67)    (126)    (354)
Other income, net                      (26)      57      (26)      40
                                   -------- -------- -------- --------
Income from continuing operations
 before provision for income taxes   1,592    1,432    6,771    5,468
Income tax provision                   328      401    1,879    1,403
                                   -------- -------- -------- --------
Income from continuing operations    1,264    1,031    4,892    4,065
Gain on disposal of discontinued
 operations                             --       --      165      165
Cumulative effect of change in
 accounting principle, net of tax       --       --       --   (1,641)
                                   -------- -------- -------- --------
      Net income                    $1,264   $1,031   $5,057   $2,589
                                   ======== ======== ======== ========

Income per basic share:
   Income from continuing
    operations                        $.74     $.60    $2.86    $2.37
   Gain on disposal of discontinued
    operations                          --       --      .10      .10
   Cumulative effect of change in
    accounting principal                --       --       --     (.96)
                                   -------- -------- -------- --------
      Net income per basic share      $.74     $.60    $2.96    $1.51
                                   ======== ======== ======== ========

Weighted average basic shares
 outstanding                         1,697    1,709    1,711    1,711
                                   ======== ======== ======== ========

Income per diluted share:
   Income from continuing
    operations                        $.68     $.57    $2.66    $2.18
   Gain on disposal of discontinued
    operations                          --       --      .09      .09
   Cumulative effect of change in
    accounting principal                --       --       --     (.88)
                                   -------- -------- -------- --------
      Net income per diluted share    $.68     $.57    $2.75    $1.39
                                   ======== ======== ======== ========

Weighted average diluted shares
 outstanding                         1,850    1,816    1,839    1,863
                                   ======== ======== ======== ========



                          ATRION CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                              Dec. 31,     Dec. 31,
ASSETS                                          2003         2002
                                            ------------- -----------
                                            (Unaudited)
Current assets:
   Cash and cash equivalents                      $298        $353
   Accounts receivable                           6,226       6,721
   Inventories                                  11,314      10,311
   Prepaid expenses                              1,894       2,273
   Deferred income taxes                           760       1,018
                                          ------------- -----------
       Total Current Assets                     20,492      20,676

Property, plant and equipment, net              24,189      24,450
Other assets                                    15,369      15,681
                                          ------------- -----------

                                               $60,050     $60,807
                                          ============= ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities                           6,689       5,889
   Line of credit                                4,287      10,337
   Other non-current liabilities                 4,470       2,890
   Stockholders' equity                         44,604      41,691
                                          ------------- -----------

                                               $60,050     $60,807
                                          ============= ===========


    CONTACT: Atrion Corporation
             Jeffery Strickland, 972-390-9800